UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

FORM 10-12G

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12 (g) OF THE SECURITIES
EXCHANGE ACT OF 1934

LUDVIK CAPITAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	33-1148936
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1220 N. Market Street, Suite 806, Wilmington, Delaware      19901

(Address of Principal Executive Offices)                     (Zip Code)

Registrant's telephone number, including area code: (757) 927-2986

Securities to be registered pursuant to Section 12(b) of the Act:

TITLE OF EACH CLASS	NAME OF EACH EXCHANGE ON
TO BE SO REGISTERED	CLASS IS TO BE REGISTERED

None	None

Securities to be registered pursuant to Section 12(g) of the Act:

COMMON STOCK, PAR VALUE $.0001 PER SHARE

(Title of Class)

ITEM 1. BUSINESS

Forward-looking Statements

This Registration Statement on Form 10 ("Registration Statement") includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). These statements are based on management's beliefs and assumptions, and on information currently available to management. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company set forth in Item 2 - "FINANCIAL INFORMATION - Management's Discussion and Analysis of Financial Condition and Results of Operations". Forward-looking statements also include statements in which words such as "expect", "anticipate", "intend", "plan", "believe", "estimate", "consider" or similar expressions are used.

Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions, including the risks discussed under the heading "BUSINESS " and elsewhere in this Registration Statement. The Company's future results and stockholder values may differ materially from those expressed in these forward -looking statements. Many of the factors that will determine these results and values are beyond the Company's ability to control or predict. Investors are cautioned not to put undue reliance on any forward-looking statements. In addition, the Company does not have any intention or obligation to update forward-looking statements after the effectiveness of this Registration Statement, even if new information, future events or other circumstances have made them incorrect or misleading. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in Section 21E of the Exchange Act.

Description of Business

On October 20, 2006, Ludvik Capital, Inc was formed as a Delaware Corporation, to be the successor corporation by merger of Patriot Advisors, Inc and Templar Corporation. Ludvik Capital, Inc makes investments in public and private companies. It provides long-term equity and debt investment capital to fund growth, acquisitions and recapitalizations of small and middle-market companies in a variety of industries primarily located in the U.S. It makes active or passive investments in common and preferred stock and warrants or rights to acquire equity interests; in addition to senior and subordinated loans; or convertible securities. Ludvik Capital serves as the lead investor for transactions, as well as a co-investor in companies along with other private equity sponsors. (www.ludvikcapital.com)

The criteria currently being used by Ludvik Capital, Inc in determining whether to make an investment in a potential portfolio company include: (i) a strong Management Team, (ii) the line of products or services offered and their market potential, (iii) underperforming companies relative to their potential and (iv) opportunities to revitalize and redirect a company's resources and strategies.

ITEM 2. FINANCIAL INFORMATION

Selected Financial Data

The selected financial data set forth below should be read in con junction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and the notes thereto of Ludvik Capital, Inc and elsewhere in this Form 10.

On October 20, 2006, Ludvik Capital, Inc (“LCI”) was formed as a Delaware Corporation. Ludvik Capital, Inc has had minimal operations in 2006. The selected financial data set forth below as of December 14, 2006 is derived from the financial statements of LCI included elsewhere in this Form 10, which have not been audited.

The Financial Statements of the Company filed with this report were prepared by management and commence on the following page, together with related Notes. In the opinion of management, the Financial Statement fairly represent the financial condition of the Company.

Ludvik Capital, Inc
As of December 14, 2006
ASSETS

ASSETS

Cash and Cash Equivalents	$22,001

Investments at Fair Value
Control Investments at cost	9,178,769

TOTAL ASSETS	$9,200,770

LIABILITIES and STOCKHOLDERS' EQUITY
CURRENT LIABILITIES

Accounts Payable	$22,001

TOTAL LIABILITIES	$22,001

STOCKHOLDERS' EQUITY

Common stock, $0.001 par value; 100,000,000 shares Authorized and 20,000,000 shares issued;

Opening Balance Equity	$9,178,769

TOTAL STOCKHOLDERS' EQUITY	$9,178,769

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,200,770

ITEM 3. Properties

The registered office for the Company is 1220 N. Market, Suite 806, Wilmington, Delaware 19901. The Company also maintains an executive office at 504 Thomas Bransby, Box 1518, Williamsburg, Va 23185.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding beneficial ownership of the Company's capital stock as of December 14, 2006 by (i) each person who is known by the Company to beneficially own more than five percent of any class of the Company's capital stock, (ii) each of the Company's directors, (iii) each of the executive officers named in the Summary Compensation Table set forth in Item 6 - "EXECUTIVE COMPENSATION", and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the address of each individual named in the following tables is c/o Ludvik Capital, Inc., Box 1518, Williamsburg, Va 23185

Common Stock

Name and Address	Number of Shares	Percentage of Total Shares
of Common Stock	of Common Stock	of Common Stock
Beneficially Owned	Beneficially Owned	Beneficially Owned

Frank Kristan	-0-	-0-

Ludvik Nominees Pty Ltd	10,821,231	54.1%

Ludvik Nominees Pty Ltd	9,178,769	45.9%
trustee for Creditors

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

The Company's directors and executive officers, and their ages as of December 14, 2006 are as follows:

Name	Age	Position(s)

Frank Kristan	48	Chairman of the Board of Directors
		President and Chief Executive Officer
		Secretary and Treasurer

Frank Kristan, 48, is the President of Ludvik Nominees Pty Ltd and was formerly the President and CEO of Patriot Advisors, Inc. Patriot Advisors provided business advisory services to investment funds, corporations and individuals. From 1994 to 2004, Patriot Advisors managed funds on behalf of private companies, producing an internal rate of return in excess of 25% per annum during that period. At the time Mr. Kristan concluded his involvement with the funds, total assets under management exceeded $50 million. Patriot Advisors had also performed on guarantees to deliver financing in excess of $ 50 million. Over the ten year period, Patriot Advisors had focused its business advisory and management efforts primarily on companies in the technology, telecommunications and internet related industries.

Prior to forming Patriot Advisors, Mr. Kristan was the Principal and CEO of Kristan Associates, a financial consulting firm providing business advisory services for the telecommunications and financial services industries. Mr. Kristan began his career at Affiliated Computer Systems where he provided computer and operational advisory services to banking and financial services institutions involved in merger and acquisition transactions.

Mr. Kristan earned his BS in Mathematics from University of Western Australia

ITEM 6. EXECUTIVE COMPENSATION

Mr Kristan does not receive any compensation from the company.

Ludvik Nominees, Pty Ltd is the exclusive advisor to Ludvik Capital, Inc and provides the management for Ludvik Capital, Inc. Frank Kristan is the President of Ludvik Nominees Pty Ltd. Ludvik Nominees Pty Ltd receives an annual fee of 3% of the assets under management and 20% of the profits. A copy the advisory agreement is attached hereto as an Exhibit to the Disclosure Agreement.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Bankruptcy, Merger and Related Transactions

The Company has made an offer to pay claims through the issuance of common stock of Ludvik Capital, Inc pursuant to an Agreement and Plan of Merger and sale of assets to the Debtor and Ludvik Capital, Inc by John C Turner, Chapter 7 Trustee for the Debtor’s estate, Patriot Advisors, Inc and Templar Corporation (“the Agreement”) in United States Bankruptcy Case No. 04-20328 for the District of Maine. A copy of the Disclosure Statement, as filed with the court, is attached as an exhibit hereto.

ITEM 8. LEGAL PROCEEDINGS

The Company maybe involved, from time to time in various claims and lawsuits in the ordinary course of business, none of which is expected, individually or in the aggregate, to have a material effect on the Company.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of the date hereof, the Company's Common Stock is not listed on any stock exchange or quoted on the NASDAQ market and there is no established public trading market for such securities. The Company intends to apply to have its Common Stock on either the AMEX, NASDAQ market or the OTC market.

The Company believes that under Section 1145 of the Bankruptcy Code, all re-sales and subsequent transfers of the Common Stock issued pursuant to the Plan would be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").. Affiliates of the Company may be entitled to rely on Rule 144 under the Securities Act for certain limited public re-sales of Company securities held by them, provided the requirements of such rule are satisfied.

The Company has never paid a cash dividend to shareholders nor does it expect to pay a dividend in the foreseeable future.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

The only sales of the company’s common stock to date have been made pursuant to the terms of a Stock Purchase Agreement that is attached hereto as an Exhibit to the Disclosure Statement as filed with the court.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock with a par value of 0.0001. As of the date hereof, there were issued and outstanding 20,000,000 shares of Common Stock. Any shares of Common Stock not accepted by the creditors in exchange for claims, after the acquisition thereof, and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the applicable law and such shares may be reissued to provide capital to the company.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware grants corporations the power to indemnify their directors, officers, employees and agents in accordance with the provisions set forth therein. The Company's Bylaws provide for indemnification of the Company's directors, officers, employees and other agents of the Company to the extent and under the circumstances permitted by the Delaware General Corporation Law (the "DGCL"). The Company does not currently maintain any directors' and officers' liability insurance.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements and supplementary data required by this Item are filed as part of this Form 10-12G. See Disclosure Statement as Exhibit 99.1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements:

The financial statements of the Company are filed as part of this Registration Statement on Form 10-12G. See Disclosure Statement as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ludvik Capital, Inc.

By:	/s/ Frank Kristan
Chief Executive Officer
Date: January 12, 2007